FIRST PROSPECTUS SUPPLEMENT
            (to Prospectus dated February 11, 1997)

            Filed Pursuant to Rules 424(b)(3) and (c)
                   Registration No. 333-17547



                   SA TELECOMMUNICATIONS, INC.

                 10% Convertible Notes Due 2006
                        and Common Stock





      This  First  Prospectus  Supplement  supplements  and
amends  that  Prospectus  dated  February  11,  1997   (the
"Prospectus") relating to the offer and resale of (i) up to
$27,200,000  aggregate principal amount of 10%  Convertible
Notes  due  2006  (the  "Notes") of SA  Telecommunications,
Inc.,  a  Delaware  corporation (the "Company'),  (ii)  the
shares  of  common stock, par value $.0001 per  share  (the
"Common Stock"), of the Company issuable upon conversion of
the  Notes  (the  "Conversion Shares")  and  (iii)  certain
additional shares of Common Stock, in each case, by certain
holders  thereof.  All  capitalized  terms  used  but   not
otherwise defined in this First Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

      Following their original issuance by the Company, the
Notes  have  been  resold  by the  Initial  Purchasers  and
subsequent  purchasers  thereof to qualified  institutional
buyers in transactions exempt from registration under  Rule
144A  promulgated under the Securities Act. The Notes  have
been  and, to the extent not resold hereunder, will  remain
eligible  for  resale  on the PORTAL Market.  Notes  resold
pursuant to this Prospectus will no longer be eligible  for
trading  on  the  PORTAL  Market.  The  Company  does   not
currently intend to list the Notes resold pursuant to  this
Prospectus  on any securities exchange or to seek  approval
for  quotation  through  any  automated  quotation  system.
Accordingly,  there  can  be  no  assurance   as   to   the
development or liquidity of any market for the Notes resold under this Prospectus. See "RISK FACTORS - Absence of a
Public Market for the Notes; Possible Volatility of Note and Common Stock Prices " in the Prospectus.

      The Company will not receive any of the proceeds from the sale of the Notes by the Selling Noteholders. Expenses of preparing and filing the Registration Statement, the Prospectus, this First Prospectus Supplement and all other prospectus supplements are borne by the Company.

      The  Prospectus, together with this First  Prospectus
Supplement,  constitutes  the  prospectus  required  to  be
delivered  by  Section  5(b) of  the  Securities  Act  with
respect to offers and sales of the Notes and the Conversion
Shares.   All  references  in  the  Prospectus   to   "this
Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE  SECURITIES  OFFERED HEREBY INVOLVE A  HIGH  DEGREE  OF
RISK.  SEE  "RISK  FACTORS" BEGINNING ON  PAGE  16  OF  THE
PROSPECTUS.




     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
        BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
            OF THIS PROSPECTUS. ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.

   The date of this Prospectus Supplement is March 18, 1997.

      The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled "SELLING NOTEHOLDERS AND SELLING STOCKHOLDERS -
Selling Noteholders:"

      The following table sets forth the name of each Selling Noteholder and the principal amount of the Notes that may be resold by each hereunder. None of the Selling Noteholders listed below has, as of the date of this First Prospectus Supplement, converted any of his, her or its
Notes into Conversion Shares. See "Description of Notes - Conversion Rights" in the Prospectus. The amount of Notes
and/or Conversion Shares that   may  be  actually  sold  by
each of the Selling Noteholders will be determined by each Selling Noteholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each of the Selling Noteholders may offer all, some or none of the Notes and/or Conversion Shares that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Notes and/or Conversion Shares that will be held by each of the Selling Noteholders upon termination of this offering. See "Plan of Distribution." The table below sets forth information as of March 17, 1997 concerning beneficial ownership of the Notes of each of the Selling Noteholders. All information concerning beneficial ownership has been furnished by the Selling Noteholders.


                                               Principal Amount of Notes        Principal Amount of
                                                 Owned Before Offering         Notes Offered in the
           Name of Selling Noteholder          Amount           Percent(1)           Offering
           --------------------------          --------------------------      --------------------
1.  Northstar High Total Return Fund (2)        $ 8,500,000        31.3%            $ 8,500,000
2.  Northstar Balance Sheet
       Opportunities (2)                          2,000,000         7.4               2,000,000
3.  T.D. Partners, L.P. (2)                       1,000,000         3.7               1,000,000
4.  Northstar Multi-Sector Bond Fund (2)            125,000          *                  125,000
5.  Northstar High Yield Bond Fund (2)              125,000          *                  125,000
6.  Susquehanna Capital Group                     1,000,000         3.7               1,000,000
7.  Tradewind Fund I, LP                          1,000,000         3.7               1,000,000
8.  Dr. Earle F. Cote, DDS PC
       Retirement Trust                              50,000          *                   50,000
                                                -----------        ----             -----------
              TOTAL                             $13,800,000        50.7%            $13,800,000
                                                ===========        ====             ===========

____________________
 *   Represents less than one percent.
(1) Percentage indicated is based upon an aggregate of $27,200,000 principal amount of the Notes outstanding on March 17, 1997.
(2) Northstar Investment Management ("Northstar Investment") serves as an investment adviser to each of (i) Northstar High Total Return Fund, (ii) Northstar Balance Sheet Opportunities, (iii) T.D. Partners, L.P., (iv) Northstar Multi-Sector Bond Fund and (v) Northstar High Yield Bond Fund. Thomas Ole Dial, the Executive Vice President of Northstar Investment, serves on the Company's Board of Directors.


Except as set forth above, none of the other Selling Noteholders or affiliates thereof has, or within the past three years has had, any position, office or other material relationship with the Company or any of their predecessors or affiliates.

     The Selling Noteholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Additional Selling Noteholders or other information concerning the above listed Selling Noteholders may be set forth from time to time in additional prospectus supplements.